Sent: Wednesday, May 21, 2008 2:57 PM
Subject: CMBS: MLMT 08-C1 -Publics- *PRICING DETAILS*

MLMT 2008-C1 - New Issue $948mm Fixed Rate CMBS

MLMT Commercial Mortgage Trust 2008-C1
Commercial Mortgage Pass-Through Certificates, Series 2008-C1

Bookrunners:      Merrill Lynch, Banc of America Securities LLC
Co-Lead Managers: Merrill Lynch, Banc of America Securities LLC
Co-Managers:      Citi, PNC
Loan Sellers:     Bank of America, NA, Dexia, Merrill Lynch, PNC, GE,
Capmark
Rating Agencies:  Moody's, Fitch, S&P

CL  SIZE($MM)  F/M/S       C/E   A/L SPRD COUPON   PRICE   YIELD   CUSIP
A1    18.179 AAA/Aaa/AAA 30.000 2.38 S+130 4.706  100.24894 4.572 59025WAA4
A2    55.593 AAA/Aaa/AAA 30.000 4.32 S+155 5.425  100.54821 5.297 59025WAB2
A3    65.593 AAA/Aaa/AAA 30.000 6.19 S+160 5.710  100.54735 5.637 59025WAC0
A-SB  32.365 AAA/Aaa/AAA 30.000 6.52 S+150 5.650  100.54969 5.581 59025WAD8
A-4  326.361 AAA/Aaa/AAA 30.000 9.21 S+130 5.690  100.54789 5.655 59025WAE6
AM    71.156 AAA/Aaa/AAA 20.000 9.52 S+215 6.266   99.21500 6.530 59025WAL0
AJ    41.805 AAA/Aaa/AAA 14.125 9.58 S+325 6.266   91.92474 7.635 59025WAN6

1st Settle: 06/12/08
Coupons on A1, A2, A3, A-SB, A-4 are Fixed,  AM and AJ are WAC

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets that is contrary to the information contained herein. The securities may not be suitable investments for all investors.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities
LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options), and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE

THIS INFORMATION IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR
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PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.
INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN
INDEPENDENT TAX ADVISOR.

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after the date of the contract for sale.

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